Exhibit 99

Virginia Commerce Bancorp, Inc. Repurchases Its Entire $71 Million of Preferred Stock Issued Under TARP Capital Purchase Program

Arlington, VA – December 11, 2012 – Virginia Commerce Bancorp, Inc. (“Virginia Commerce” or the “Company”) (NASDAQ:VCBI), announced that it has repurchased all of the Company’s Series A Cumulative Perpetual Preferred Stock that was issued to the U.S. Treasury under the TARP Capital Purchase Program. Pursuant to the redemption, the Treasury received from Virginia Commerce $71.3 million, consisting of $71.0 million in liquidation value of the preferred stock and approximately $256 thousand in accrued and unpaid dividends for the current quarter. The redemption will eliminate approximately $5.5 million annually in cash dividends on the preferred stock and related expenses.

Peter A. Converse, President and Chief Executive Officer, commented, “We are very pleased to make this announcement which is consistent with the TARP repayment intent and application indicated in our third quarter earnings release. We believe that regulatory approval to repay TARP validates the strength and stability of Virginia Commerce and recognizes our achievements in enhancing our credit quality and maintaining strong operating performance. We are also pleased that we were able to repay TARP through retained earnings and liquidity. While this repayment strategy may have taken longer to accomplish, we believe that it served the best interests of our stockholders as we were able to avoid the expenses and potential dilutive effects associated with an additional capital raise.”

The TARP preferred stock had a carrying value of $68.6 million at September 30, 2012, net of unaccreted discount. Virginia Commerce will accelerate the accretion of the preferred stock discount in this fourth quarter of 2012, which is expected to reduce net income available to common stockholders by approximately $1.9 million, or $0.06 per diluted common share. In connection with Virginia Commerce’s participation in TARP, in 2008 the Company issued to the U.S. Treasury a warrant to purchase 2,696,203 shares of common stock. Virginia Commerce intends to negotiate with the U.S. Treasury to repurchase this warrant, subject to regulatory approval.

Converse concluded, “Following repayment, we continue to maintain capital levels well in excess of the highest regulatory guidelines and will eliminate the dividend associated with the preferred stock. As we look forward, the strength of our capital keeps us well-positioned to meet both the financial needs of our clients and our expanding franchise.”

J.P. Morgan Securities LLC served as capital advisor to Virginia Commerce on its capital plan submission and TARP repayment application.

About Virginia Commerce Bancorp, Inc.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank, with over $3.0 billion in assets, pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, a residential mortgage office and a wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to the effects of the Company’s redemption of the preferred stock. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Readers are cautioned against placing undue reliance on any such forward-looking statements. For additional information regarding factors that could affect the Company’s operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the Securities and Exchange Commission.

Contact:

Virginia Commerce Bancorp, Inc.

Mark S. Merrill

Executive Vice President

Chief Financial Officer

703-633-6120

mmerrill@vcbonline.com